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                                                                     Exhibit 8.1

                MAJOR SUBSIDIARIES OF PETROCHINA COMPANY LIMITED

I. WHOLLY OWNED SUBSIDIARIES

1. Daqing Oilfield Company Limited

II. CONTROLLED SUBSIDIARIES

1. Daqing Yu Shu Lin Oilfield Company Limited

2. CNPC Exploration and Development Company Limited

3. PetroKazakhstan Inc.